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                                                                       EXHIBIT 8


             [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]




                                October 9, 1998



Gulfport Energy Corporation
6307 Waterford Blvd., Suite 100
Oklahoma City, OK 73118

         Re: Gulfport Energy Corporation -- Registration Statement on Form S-1 (File No. 333-62603)

Ladies and Gentlemen:

         We have acted as counsel to Gulfport Energy Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the above-referenced Registration Statement on Form S-1 initially filed by the Company with the Securities and Exchange Commission (the "Commission") on
August 31, 1998 under the Securities Act of 1933, as amended (the "1933 Act"), and Pre-effective Amendment No. 1 thereto filed by the Company with the Commission on October 16, 1998 (as so amended, the "Registration Statement"). The Registration Statement relates to the registration under the 1933 Act of the number of shares (the "Shares") of common stock, par value $.01 per share, of the Company specified therein (the "Common Shares"). The Shares are issuable upon the exercise of non-transferable rights (the "Rights") that will be distributed to the record holders of Common Stock as of the close of business on October 16, 1998 (the "Rights Offering").


         We hereby confirm that the information included in the Registration Statement under the caption "Material Federal Income Tax Considerations" fairly presents the material tax considerations of the Rights Offering to U.S. holders of Rights with respect to United States federal income tax laws.


         We hereby consent to the filing of this opinion with the Commission as
Exhibit 8 to the Registration Statement.

                                Very truly yours,


                                AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.